UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                                     Commission File No. 0-28643

                       INTERACTIVE TECHNOLOGIES.COM, LTD.
             (Exact name of registrant as specified in its charter)

      110 East Atlantic Avenue, Delray Beach, Florida 33444 (561) 454-3300
       (Address, including zip code and telephone number, including area code, of registrant's principal offices)

                          Common Stock, $.001 Par Value
            (Title of each class of securities covered by this form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports

               Rule 12g-4(a)(1)(i)  |_|   Rule 12h-3(b)(1)(i)  |_|
               Rule 12g-4(a)(1)(ii) |X|   Rule 12h-3(b)(1)(ii) |_|
               Rule 12g-4(a)(2)(i)  |_|   Rule 12h-3(b)(2)(i)  |_|
               Rule 12g-4(a)(2)(ii) |_|   Rule 12h-3(b)(2)(ii) |_|
                                          Rule 15d-6           |_|

Approximate number of holders of record as of the certification or notice date:
486

Pursuant to the requirements of the Securities Exchange Act of 1934, Interactive Technologies.com, Ltd., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person:

Date:  March 27, 2000                 By: /s/ Matthew Cohen
                                          --------------------------------------
                                          Matthew Cohen, Chief Financial Officer